                                                               Exhibit 99.2


                                                 ASTA FUNDING, INCORPORATED
                                                      Moderator: Gary Stern
                                                       11-23-04/10:00 am CT
                                                     Confirmation # 2332330
                                                                     Page 1


                           ASTA FUNDING, INCORPORATED

                              MODERATOR: GARY STERN
                                NOVEMBER 23, 2004
                                   10:00 AM CT


Operator:             Good morning. My name is (Deshanta) and I will be your
                      conference facilitator today. At this time, I would like to welcome everyone to the Asta Funding Fourth Quarter and Year End Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key. Thank you.

                      Steve Axelrod, of Wolfe Axelrod Weinberger Associates, you may begin your conference.

Stephen Axelrod:      Thank you very much, Operator. Good morning once again,
                      and thank you all for joining us for Asta Funding's quarterly conference call to discuss the fourth quarter and year end results ended September 30, 2004. By now, all of you should have had the opportunity to review the Press
                      Release discussing the financial results but if you have not, please call Wolfe Axelrod Weinberger Associates at 212-370-4500 and we will immediately send it to you either by fax or by email.

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                                                 ASTA FUNDING, INCORPORATED
                                                      Moderator: Gary Stern
                                                       11-23-04/10:00 am CT
                                                     Confirmation # 2332330
                                                                     Page 2


                      Before I ask our host, Gary Stern, CEO of Asta Funding, to discuss the current results, let me take a few minutes to read the forward-looking statements.

                      Except for historical information contained herein, the matters set forth in this conference call are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Although Asta Funding, Inc. believes the expectations reflected in such forward looking statements are based upon reasonable assumptions there can be no assurance that its expectations will be realized.

                      Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding, Inc.'s expectations. Factors that can contribute to such differences include those identified in Asta Funding's Form 10-K for the fiscal year ended September 30, 2003, and those described from time to time in Asta Funding Inc.'s other filings with the Securities and Exchange Commission, news releases and other communications, including that Asta may not be able to purchase consumer receivable portfolios at favorable prices or on sufficiently favorable terms or at all and may not be able to continue its quarterly dividend program.

                      Asta Funding Inc.'s reports with the Securities and Exchange Commission are available free of charge through its Web site at www.AstaFunding.com. And having said that, let me turn the call over to Gary Stern, President and Chief Executive Officer of Asta Funding. Gary.

Gary Stern:           Thank you, Steve. Good morning, everyone. Before I begin
                      with my formal remarks, I would like to publicly introduce
                      Asta's new CFO, Mitchell Cohen. (Mitch) has over 23 years'
                      experience, including being the CFO of other publicly held corporations. We welcome him to the Asta team.
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                                                 ASTA FUNDING, INCORPORATED
                                                      Moderator: Gary Stern
                                                       11-23-04/10:00 am CT
                                                     Confirmation # 2332330
                                                                     Page 3


                      Fiscal 2004 was a busy and rewarding year for Asta. Our revenue on earnings grew substantially and has been fueled by the growth of our book of business over the last two years. For the fourth quarter and fiscal year ended September 30, 2004, we purchased consumer receivable portfolios with aggregate charge off balances or face value of approximately $1.4 billion and $2.8 billion and aggregate cost of $48.1 million and $104.4 million, respectively.

                      In addition, fiscal 2005 is off to a great start as we approach its $509 million in face value of consumer receivable of portfolios for approximately $18.5 million in costs to Asta. The majority of our purchases in the last fiscal year were from credit card portfolios with 80% of purchases during the year coming from credit card debt and the remaining 20% coming from telecom. We have seen an increase in the amount of telecom paper available for purchase and we have been successful in buying this paper recently. Although we expect credit card and telecom debt to remain the bulk of our business, we will not shy away from new opportunities that fit into our disciplined purchasing criteria.

                      With that said, I like to briefly comment on how we view the current state of debt buying as it relates to Asta Funding.

                      First, we are very pleased with the level of portfolio purchases in recent months and continue to review opportunities to make additional acquisitions. The price we are willing to pay for receivables is strictly driven by our expected returns and we will continue with this disciplined approach. Deal flow has picked up slightly since earlier this year. It is important to remember that pricing is one factor in this business but the quality of the paper is just as important.
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                                                 ASTA FUNDING, INCORPORATED
                                                      Moderator: Gary Stern
                                                       11-23-04/10:00 am CT
                                                     Confirmation # 2332330
                                                                     Page 4


                      In addition, it is important to remember that if the economy improves, so does the ability of debtors to pay, enhancing the returns on our existing book of business. Of course, we cannot predict the future of the economy or interest rate changes. We believe that the pipeline of paper remains generally strong as seen by our recent purchases and we continue to cultivate our sourcing capabilities. Our balance sheet continues to be strong. At the end of the fourth quarter and fiscal year, our capital structure remained very sound with $114.5 million of shareholders equity and $20.6 million of unused credit facilities, leaving Asta with the necessary resources and flexibility to move swiftly and opportunistically as may be necessary.

                      Now I will turn the call over to Mitchell Cohen, our CFO, to take you through Asta's financial reports. (Mitch).

Mitchell Cohen:       Thank you guys for the warm welcome. I'm excited about
                      Asta's future and I'm glad to be part of the team. I'm pleased to announce that Asta Funding has continued its outstanding performance through its fiscal fourth quarter, reporting record revenues in the earnings for the quarter and the year ended September 30, 2004.Asta reported record revenues for the quarter of 14.8 million, a 32% increase over the revenues of 11.2 million for the fourth quarter of fiscal '03. This was driven by strong collections of
                      27.9 million in the quarter, more than 45% increase in the collections over this period -- over the prior period of
                      19.1 million.

                      For the year, Asta recorded or reported record revenues of
                      51.2 million, a 46.7% increase over the revenues of 34.9 million from fiscal 2003. This was driven by strong cash collections of 112.1 million in the year, a more than 35% increase from the prior year of 82.3 million. Of course of those collections 17.1, million were from fully amortized pools up from 14.8 million in the prior year. It should be noted that it is difficult to gauge what percentage of collections will come from fully amortized pools, and you should not infer anything from this report for future results.

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                                                 ASTA FUNDING, INCORPORATED
                                                      Moderator: Gary Stern
                                                       11-23-04/10:00 am CT
                                                     Confirmation # 2332330
                                                                     Page 5


                      Total expenses, excluding interest, increased at 3.6 million as compared to the quarter -- to a year ago quarter up from 3.5 million in the same quarter one year ago which included 1.1 million of third party servicing, an expense which is now absent from the current quarter. Asta continues to have tight controls as most expenses remain relatively fixed, another benefit to the outsourcing model that we have.

                      As a result of excellent revenue growth and continued expense control, Asta's pretax income reached 11 million in the quarter and 37.5 million for the year up 50.7% and 91.3% from the prior year's results respectively. Asta's tax rate in the quarter and for the year were approximately 41%. These rates were in line with our expectations; and we believe those rates will be the same in '05.

                      Net income was 6.5 million during the quarter and 22.2 million for fiscal 2004. Increasing 51.2% and 91.4% compared to the fourth quarter of fiscal 2003. We reported fully diluted earnings per share of 46 cents, a 48.4% increase over the prior quarter and $1.57 per share for fiscal year, a 39% increase. This significant increase includes the effect of additional shares issued to our June 2003 follow on stock offering.

                      As Gary mentioned Asta's balance sheet continues to remain financially strong. At fiscal year end, shareholders' equity totaled 114.5 million, up from 92.4 million last year. Tangible book value per share ended the fiscal year at 8.52 or $8.52 per share up from $8.01 at the end of the third quarter ended June 30, 2004, and up from $7.01 per share at the end of fiscal 2003.

                      That concludes my formal remarks and now I'd like to turn it back to Gary.

                                                 ASTA FUNDING, INCORPORATED
                                                      Moderator: Gary Stern
                                                       11-23-04/10:00 am CT
                                                     Confirmation # 2332330
                                                                     Page 6


Gary Stern:           Thank you, (Mitch).

                      As most of you know, Asta's current business model, where we outsource the majority of our receivables, enables us to maintain extreme line infrastructure, affording us tremendous operating leverage and flexibility as we continue to grow.

                      In addition, Asta is fully prepared for the new accounting rule SOP 2003 '03 in respect for accounting for new portfolios, which goes into effect December 15. We believe our accounting methods remain conservative and do not expect any material impact from the adoption of these new rules. I'm confident that the fruits of our labor will be reflected in fiscal 2005 and beyond. Now I'd like to open the discussion for anyone that has any questions.

Operator:             At this time I would like to remind everyone in order to
                      ask a question please press star then the number 1 on your telephone keypad. We'll pause for just a moment to compile to Q&A roster. Your first question comes from (Steve)
                      DeLaney of Ryan Beck.

Steven DeLaney:       Good morning and congratulations on an excellent quarter.

Greg Stern:           Thank you.

Steven DeLaney:       I'd like to ask a question about the G&A expenses and
                      (Mitch) touched on that as far as the percentage increase relative to last year. It was, you know, a fairly sharp jump from the June quarter. And could you tell us if there is anything unusual any one-time charges, you know, related to your personnel changes in the quarter? Or would you just look at this as a good run rate that we should build off going forward?

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                                                 ASTA FUNDING, INCORPORATED
                                                      Moderator: Gary Stern
                                                       11-23-04/10:00 am CT
                                                     Confirmation # 2332330
                                                                     Page 7


Mitchell Cohen:       Well (Steve), this is (Mitch). It's actually a little bit
                      of both. The accounting -- our legal accounting professional fees are generally up because of, you know, the implementation of Sarbanes-Oxley.

Steven DeLaney:       Right.

Mitchell Cohen:       They're also up because of collect legal expenses being
                      built into the collections.

Steven DeLaney:       So additional funding forwarded to legal and upfront costs associated with that?

Mitchell Cohen:       Yes when utilizing attorneys that take court costs and
                      generally it's front loaded.

Steven DeLaney:       Right and the SOX - the Sarbanes-Oxley expense some of
                      that was one time although I'm sure you can have ongoing expenses as well.

Mitchell Cohen:       It's ongoing and then at some point it's going to level
                      off. A slight increase in the number of employees.

Steven DeLaney:       Looking forward to 2005, have you guys made any plans at
                      this point for any significant capital investment or any additions to the management team that we should factor in, in building our expense projections?

Mitchell Cohen:       Well, I'll let Gary answer one part of the question but we certainly want to add staff, senior staff in the accounting department maybe self-serving but that is what
                      I'd like to do and Gary signed on to that as well.

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                                                 ASTA FUNDING, INCORPORATED
                                                      Moderator: Gary Stern
                                                       11-23-04/10:00 am CT
                                                     Confirmation # 2332330
                                                                     Page 8


Steven DeLaney:       Good. Okay.

Mitchell Cohen:       We are also going to try to upgrade our systems while we
                      think they're good there's always better systems out there and...

Steve Delaney:        You mean the software, the computer systems?

Mitchell Cohen:       Yes.

Steven DeLaney:       Okay. So it sounds like there are going to be some
                      additions, you know, in terms of the...

Mitchell Cohen:       I wouldn't say that they would be materially bigger.

Steven DeLaney:       Right.

Mitchell Cohen:       But at the, you know, off of our current base.

Steven DeLaney:       Okay.

Mitchell Cohen:       But, again, our overhead is relatively fixed. It will be
                      one or two one offs. But even the, you know, if we purchased a new computer system which surely will be amortized over.

Steven DeLaney:       Sure. Gary. Any comments about any management additions?

Gary Stern:           Yes. We plan on adding one or two people to our team in
                      the next six months.

Steven DeLaney:       Okay. Very good. I guess one final question and I'll yield the floor. The finance income, you know, as a percentage
                      of cash looks stronger this quarter than it has in recent
                      quarters, up over 50%, and just curious if there are any
                      positive accounting adjustments? I netted the provision
                      that you had, assumably writing off an unrecoverable
                      amount. But are there any positive accounting adjustments
                      that are included in the 14.8 million?
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                                                 ASTA FUNDING, INCORPORATED
                                                      Moderator: Gary Stern
                                                       11-23-04/10:00 am CT
                                                     Confirmation # 2332330
                                                                     Page 9


Mitchell Cohen:       Yes. There are -- as you know, (Steve), we evaluate the
                      portfolios quarter to quarter and there were a couple of adjustments on the upside as well as a couple on the downside. So the answer is yes and no.

Steven DeLaney:       All right, but these adjust...

Mitchell Cohen:       They will probably up slightly.

Steven DeLaney:       There's a downside adjustments are not necessarily
                      reflective of the provision. The provision was a complete write off. Right?

Gary Stern:           Yes. Yeah we wrote the $300,000 down on the portfolio and
                      then it was some upward -- there were increases because the portfolios were performing better than expected.

Steven DeLaney:       Okay. And Gary, is that going to be quantified in the 10-K for us?

Gary Stern:           Yes.

Steve Delaney:        Okay, all right thank you. That's all thanks very much.

Gary Stern:           You're welcome. Thank you (Steve).

Operator:             Your next question comes from Audrey Snell of
                      Brean Murray.

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                                                 ASTA FUNDING, INCORPORATED
                                                      Moderator: Gary Stern
                                                       11-23-04/10:00 am CT
                                                     Confirmation # 2332330
                                                                    Page 10


Audrey Snell:         Good morning gentlemen.

Gary Stern:           Good morning.

Audrey Snell:         Congratulations on a nice quarter. Couple of questions for you. Are you seeing, Gary, any better increased ability to pay, are liquidation rates are rising and continuing claims on unemployment flatten out or drop?

Gary Stern:           We are seeing a slight increase in abilities for debtors
                      to pay.

Audrey Snell:         And how is that manifesting? Is it -- are you seen
                      additional cash collections, are you able to collect more upfront? I mean could you quantify that a little bit?

Mitchell Cohen:       Audrey it's (Mitch). We are able to find more assets now.
                      And I will let Gary pick up on that but a couple of things that we do here is the technology is getting better.

Audrey Snell:         Okay.

Mitchell Cohen:       Economy has, allegedly, picked up slightly. So we are
                      finding more assets. More assets, more jobs. And that should equate to a translation of, you know, increased revenue or increased collections for sure.

Audrey Snell:         Okay.

Gary Stern:           Right. As (Mitch) answered, I was going to give you the
                      same answer so it's a longer-term collection curve but
                      we're finding more jobs and more assets.
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                                                 ASTA FUNDING, INCORPORATED
                                                      Moderator: Gary Stern
                                                       11-23-04/10:00 am CT
                                                     Confirmation # 2332330
                                                                    Page 11


Audrey Snell:         Okay. On the longer-term collection curve, does that mean
                      that we should anticipate slightly higher zero basis portfolios and/or slightly higher ROIs on the existing pools that you own?

Gary Stern:           We should see slightly higher, you know, we should see
                      slightly higher ROIs. We're hoping. We should see that.

Mitchell Cohen:       It is a little bit early to tell, but the real answer is,
                      we should.

Audrey Snell:         Okay.

Mitchell Cohen:       But it is early.

Audrey Snell:         Okay. And you mentioned, Gary, about the mix of what
                      you're seeing and what you're buying as roughly 80% credit card 20% telecom. Would you expect that ratio to remain sort of the same over the next twelve months?

Gary Stern:           No. I expect us to buy less credit card paper and more
                      telecom; and if we find other asset classes that we like, we might start looking, we might buy those but on a small scale. For instance, for the most recent quarter, out of the 1.4 billion, 42% was telecom.

Audrey Snell:         Okay.

Gary Stern:           So we do expect more telecom. We might look at utilities
                      as we mentioned before but we have not been successful in buying any utility paper with it. You know, we are going to take a very cautious approach on utility, auto deficiency or any other asset classes. We do have quite a bit of experience in telecom, going back two to three years so we're not concerned about that whatsoever but our approach and other asset classes if they come into play will be a conservative approach and a slow approach.

                                                 ASTA FUNDING, INCORPORATED
                                                      Moderator: Gary Stern
                                                       11-23-04/10:00 am CT
                                                     Confirmation # 2332330
                                                                    Page 12


Audrey Snell:         Sometimes at the end of the calendar year in prior years
                      we have seen some of the banks, large banks selling an awful lot of credit card paper just to clean up at the end of the year. Do you expect the same thing this year?

Gary Stern:           It is very possible. We are looking at a large credit card portfolio at present.

Audrey Snell:         And why is it that we should expect less purchasing on
                      credit card and more on telecom?

Gary Stern:           I mean we keep pricing. We are staying to our disciplined
                      approach. So we have had to pay a little bit more in certain instances, but we knew we know upfront that there are more assets to collect on and we are not going to chase the credit card market. There are certain situations where one can buy the credit card portfolio where we deem attractive prices. But we are not going to go overboard.

Audrey Snell:         Okay. Did you sell any pools this quarter?

Gary Stern:           Yes.

Audrey Snell:         Could you quantify that?

Gary Stern:           Well, we don't really ever disclose what we sell. We sell
                      on a regular basis. That is part of our strategy but we're really never gotten into how much.

Audrey Snell:         Okay. Thanks a lot.

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                                                 ASTA FUNDING, INCORPORATED
                                                      Moderator: Gary Stern
                                                       11-23-04/10:00 am CT
                                                     Confirmation # 2332330
                                                                    Page 13


Gary Stern:           You're welcome.

Operator:             Once again if you would like to ask a question please
                      press star then the number 1 on your telephone keypad.
                      Your next question comes from (Joe) Chumler of Stephens
                      Inc.

Joseph Chumler:       Hey, congratulations on a great year, guys.

Gary Stern:           Thank you.

Joseph Chumler:       I think, Gary, on prior calls you had eluded to possibly
                      the impact of fresh capital on the industry somewhat plateauing. Are you seeing any signs of that?

Gary Stern:           Yes I think the market, the credit card market, is
                      plateauing although we are never sure exactly what a portfolio sells for because sometimes you can talk to a seller and they will tell you the price. You ask them, you know, sometimes, they may be candid about it and they may not be, because it is self-serving. But I don't think there has been a major increase in the last month or so in credit card paper. With that being said and done, we are still staying disciplined with our price range. The paper trades are 6.5 cents and we think it is worth 5.25, we are going to stick it to 5.25. That is just, you know, one example, but there is -- I think it is plateauing.

Joseph Chumler:       Okay. So it sounds like the challenge really still remains pricing and not deal size.

Gary Stern:           No, there are deals out there. It is pricing and there's
                      plenty of paper out there. It is a matter of pricing and, candidly, we feel we have very good systems to identify assets, which gives us somewhat, you know, the benefit of being able to know upfront and predict what the collectibility is. And we're finding in the paper that we are buying now that there are more -- they are more asset rich than they were a year ago.

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                                                 ASTA FUNDING, INCORPORATED
                                                      Moderator: Gary Stern
                                                       11-23-04/10:00 am CT
                                                     Confirmation # 2332330
                                                                    Page 14


Joseph Chumler:       Okay. Are your collections on your recently acquired
                      portfolios coming in in lined with your expectations or a little better?

Gary Stern:           They are in line. We're in line. They may even be a little bit better, but certainly in line.

Joseph Chumler:       Okay and then on the disclosure side, have you guys got
                      any plans to maybe enhance your financial disclosure in terms of asset sales going forward?

Gary Stern:           We're still discussing that. Right now, we have decided
                      not to. But we are discussing that internally and we've been ask to make a decision shortly before the 10-K comes out, but at the present time, no.

Joseph Chumler:       All right, thank you.

Gary Stern:           You're welcome.

Operator:             At this time there are no further questions. Are there any closing remarks?

Gary Stern:           Yes. Thank you for participating in our Fourth Quarter
                      Year End Conference Call. As always, should you have any additional questions, feel free to call Mitchell Cohen or myself. On behalf of everyone at Asta Funding, we would like to wish all of you a happy and healthy holiday season and we look forward to speaking with all of you again in early 2005 to discuss Asta's first quarter results. Thank you.

                                                 ASTA FUNDING, INCORPORATED
                                                      Moderator: Gary Stern
                                                       11-23-04/10:00 am CT
                                                     Confirmation # 2332330
                                                                    Page 15


Operator:             This concludes today's Asta Funding Fourth Quarter and
                      Year End Conference Call. You may now disconnect.


                                       END